EXHIBIT 99.B

News

SOUTHERN NATURAL GAS COMPANY ANNOUNCES PRICING OF
$500 MILLION PRIVATE PLACEMENT OF 5.90% SENIOR NOTES DUE 2017

HOUSTON, TEXAS, March 14, 2007— Southern Natural Gas Company (SNG), a subsidiary of El Paso Corporation (NYSE: EP), announced today that it has priced an offering of $500 million of senior notes due 2017 with a coupon of 5.90%. This offering was done in a Rule 144A and Regulation S offering with registration rights. SNG expects closing to occur on or about March 26, 2007.

Upon issuance, the notes will be senior unsecured obligations of SNG and will rank equally in right of payment with other existing and future unsecured senior indebtedness of SNG. The notes will not be guaranteed by El Paso Corporation or any of its affiliates.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.

SNG is a Delaware corporation incorporated in 1935 and a wholly owned subsidiary of El Paso Corporation. Its primary business consists of the interstate transportation and storage of natural gas and LNG terminalling operations. SNG conducts its business activities through its natural gas pipeline systems, which include its Southern Natural Gas pipeline system and its 50-percent indirect interest in the Florida Gas Transmission pipeline system, an LNG receiving terminal and storage facilities.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that SNG believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of SNG's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, SNG disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption “Risk Factors” in the offering memorandum, SNG’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents SNG files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by SNG or on SNG’s behalf.

Contact
Media Relations
Bill Baerg, Manager
Office: 713-420-2906